Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
GeoEye, Inc.
Dulles, Virginia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-128638 and No. 333-136507) of GeoEye, Inc. of our report dated April 2, 2008, relating to the consolidated financial statements, and the effectiveness of GeoEye, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

/s/ BDO Seidman, LLP

BDO Seidman, LLP Bethesda, Maryland April 2, 2008